Exhibit 99

            Dillard's, Inc. Reports December Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Jan. 5, 2006--Dillard's, Inc. (NYSE:DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended December 31, 2005 were $1,270,324,000 compared to sales for the five weeks ended January 1, 2005 of $1,255,851,000. Sales increased 1% for the five-week period in both total and comparable stores.
    Sales for the 48 weeks ended December 31, 2005 were $7,053,255,000 compared to sales for the 48 weeks ended January 1, 2005 of $7,038,782,000. Sales were unchanged on a percentage basis in both total and comparable stores for the 48-week period.
    During the five weeks ended December 31, 2005, sales were above the average Company trend in the Western region and slightly above trend in the Eastern region. Sales were below trend in the Central region.
    During the five weeks ended December 31, 2005, sales of shoes significantly exceeded the Company's average sales performance for the period. Sales of children's apparel, decorative home merchandise and furniture were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's Inc., Little Rock
             Julie J. Bull, 501-376-5965